Exhibit (a)(1)(G)

LETTER FROM KINETIC CONCEPTS, INC. TO PARTICIPANTS

IN THE LIFECELL CORPORATION EMPLOYEE STOCK PURCHASE PLAN

                                                         April 21, 2008

Dear Stock Purchase Plan Participant:

On April 21, 2008, Kinetic Concepts, Inc. (“KCI”) commenced an offer to purchase for cash all of the outstanding shares of common stock of LifeCell Corporation (“LifeCell”). Copies of the relevant documents making KCI’s offer (which together constitute the “Tender Offer”) are enclosed with this letter. You are encouraged to examine the Tender Offer carefully.

As a participant in The LifeCell Corporation Employee Stock Purchase Plan (the “Stock Purchase Plan”), you have the right to instruct Computershare, the Plan Administrator of the Stock Purchase Plan, whether or not to tender any shares allocated to your Stock Purchase Plan account. If, after reading the enclosed materials, you want to offer to tender your shares, you must follow the instructions contained herein, fill out and sign the election form enclosed, and mail the form in the enclosed envelope. LifeCell’s Board of Directors has approved the Tender Offer, and recommends that you tender your shares into the Tender Offer. In making your decision as to whether to tender, you should read carefully the information in the Offer to Purchase, as well as LifeCell’s Solicitation/Recommendation Statement on Schedule 14D-9, enclosed with this letter. If you do elect to tender shares, a check for any proceeds received in respect to such shares will be mailed to you at the address of record on file for the Stock Purchase Plan.

If, in addition to being a participant in the Stock Purchase Plan, you are also a direct shareowner of the Company, you will receive under separate cover another copy (or copies) of the Tender Offer documents which can be used to tender your directly owned shares if you choose to do so.

If valid instructions to tender shares are not received by 5:00 p.m., New York City time, on May 14, 2008, the shares allocated to your Stock Purchase Plan account will not be tendered. Please note that your instructions as to whether or not you tender will be kept confidential from LifeCell.

If you wish to withdraw your instruction to tender your Plan Shares, please contact Computershare Shareholder Services at fax number 617-360-6810 prior to 5:00 p.m., New York City time, on May 14, 2008. If the Tender Offer is extended, then you must ensure that the Plan Administrator receives any withdrawal requests or instructions by 5:00 p.m. New York City time on the date that is two (2) NASDAQ Global Market trading days before the new expiration date.

ELECTION FORM

THE LIFECELL CORPORATION EMPLOYEE STOCK PURCHASE PLAN

(the “Stock Purchase Plan”)

In accordance with the KCI Offer to Purchase dated April 21, 2008, a copy of which I have received, I hereby instruct Computershare, the Plan Administrator of the Stock Purchase Plan, to tender or not to tender shares of LifeCell Corporation (“LifeCell”) common stock allocated to my Stock Purchase Plan account prior to the expiration of such Offer to Purchase, as follows:

☐	1.	I WANT TO TENDER ALL MY SHARES

☐	2.	I WANT TO TENDER OF MY SHARES (Please indicate in the space provided the number of shares you wish to tender in the Offer)

☐	3.	Please check this box if you want to tender your shares subject to this election form only if a specified minimum number of your shares will be purchased by KCI. You must also indicate the minimum number of shares that must be purchased, if any are to be purchased, is shares.

Signature

Name please print carefully

Date

2